EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into by NOVITRON INTERNATIONAL, INC., a Delaware corporation, together with its subsidiaries and affiliates (hereinafter collectively referred to as the "Company"), and ISRAEL M. STEIN, M.D. (herein after referred to as the "Employee").

WHEREAS, the Company desires to employ the Employee in an executive capacity, the Employee desires to accept such employment, and the parties desire to memorialize the terms and conditions of their employment relationship,

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows:

1.     Employment: the Employee shall be employed as the Chairman of the Board, President and Chief Executive Officer of the Company, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the Board of Directors from time to time, including service on behalf of the Company's subsidiary and affiliated companies and as a member of the Board of Directors. The Employee shall be based in Boston, Massachusetts and travel no more often than 20% of his time without his stated consent.

2.    Term. This Agreement and the Employee's employment shall be for a term of four (4) years commencing on October 29, 2001 and expiring on October 28, 2005, but shall be automatically renewed for successive one-year periods thereafter unless either party gives written notice to the other party of nonrenewal at least six (6) months in advance of the expiration date.

3.    Compensation: In consideration for all services to be performed under this Agreement, the Employee shall receive the following compensation:

A.    Salary: the Employee shall be paid base salary at the rate of One Hundred and Eighty Thousand Dollars ($180,000) per year. The rate of compensation to be paid to Employee may be adjusted upward (but not downward) by the Board of Directors of the Company from time to time (i) to reflect changes in the cost of living, and (ii) the Employee's performance.

B.      Bonus: During the term of Employee’s employment hereunder, Employee shall be paid an annual bonus. The bonus shall equal 5% of the Company’s earnings before interest, taxes, depreciation and amortization or such higher amounts as the Board of Directors may determine from time to time. The bonus shall not exceed an amount greater than the Employee's base salary as in effect at the time such bonus is calculated. In addition to any benefits specifically provided for in this Agreement, the Employee shall also be entitled to participate in all of the Company's other incentive compensation plans, subject to all of the terms and conditions set forth in said plans, as amended from time to time, as long as such plans remain in effect, and to participate in any successor or similar incentive plans available to management personnel of comparable status with the Company or its affiliates. Nothing herein or in said plans shall constitute a guarantee of the Employee's employment by the Company, or a limitation on the Company's rights under this Agreement, or limitation on the Company's rights to amend or terminate any plan.

Employee Benefit Plans: In addition to any benefits specifically provided for in this Agreement, the Employee shall be entitled to participate in all employee benefit plans, including group medical, dental, visual, and life insurance, pension, profit sharing, group and individual disability income, stock option, vacation, and other benefit plans, on terms commensurate with the benefits awarded management personnel of comparable status with the Company, but subject, on any termination, to Section 4.F below.

The Company shall provide the Employee with a new full-sized automobile to the Employee's expressed desire as to make and model, together with all related maintenance and operating expenses, such automobile to be replaced with a new like-kind automobile every three (3) years. At the discretion of the Employee, the Company shall either (a) provide the Employee with an allowance in respect of, and the necessary expenses inherent in, the business use of the Employee's personal automobile, or (b) provide to the Employee, and pay for directly or reimburse the Employee for his necessary expenses inherent in the business use of a comparable automobile owned or leased by the Company.

The Company shall pay all legal, insurance, and accounting expenses and all membership fees of clubs and associations, which the Employee, in his discretion, determines to be reasonably necessary in connection with the conduct of his duties under this Agreement.

The Company shall reimburse the Employee for costs for medical, dental, visual or other health related expenses not otherwise covered by any benefit programs offered by the Company.

The Employee shall be entitled to four weeks paid vacation per year, to be taken at such times as shall not interfere with the performance by the Employee of his duties under this Agreement as determined in the reasonable discretion of the Board. The Company shall be free to discontinue or amend any fringe benefit programs it has instituted or will institute in the future. However, if the fringe benefit programs related to medical or dental are discontinued or amended, the Company shall provide to the Employee comparable benefits funded or financed as the Company deems advisable.

C.     Expense Reimbursement: The Company shall reimburse the Employee for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with Company policies in effect from time to time.

D.    Life Insurance: In addition to any other insurance benefit, the Company shall maintain a term life insurance policy on the Employee's life in the amount of not less than $2,000,000, with the Employee having the right to designate the beneficiary of such insurance.

E.    Disability Insurance: Employee shall be provided with, or reimbursed for the cost of, a long term disability insurance policy providing annual benefits in an amount not less than sixty percent (60%) of the Employee's annual base salary as adjusted from time to time plus bonus.

4.    Termination: This Agreement and the Employee's employment are subject to immediate termination at any time as follows:

A.    Death: This Agreement shall terminate immediately upon the Employee's death, in which event the Company's only obligations shall be (i) to pay all compensation owing for services rendered by the Employee prior to the date of his death; (ii) to continue paying the Employee's base salary to his estate for a period of ninety (90) days after his death, or until the proceeds from the life insurance policy on the Employee's life referred to in this Agreement become available, whichever occurs first.

B.     Disability: In the event that the Employee is disabled (as defined below), the Company may place the Employee on an unpaid leave of absence for a period not to exceed six (6) months, in which case the Company's only obligation shall be (i) to continue the Employee's group medical and life insurance for the duration of the leave; (ii) to pay the bonus that the Employee would be entitled to under the terms of the bonus plans referred to in Section 3B of this Agreement; and (iii) to allow the Employee to continue receiving benefits under the disability insurance and other employee benefit plans in effect at the time of his disability in accordance with the terms and conditions of such plans. The granting of a leave of absence does not guarantee that the Employee will be returned to employment, and the Company reserves the right to replace the Employee or to take other action in his absence due to business necessity. If the Employee is certified to return to work before his leave of absence expires, and desires to do so, the following provisions shall apply: (i) the Company will attempt to return the Employee to his same or similar position, provided this does not result in undue hardship to the Company; and (ii) if the Company is unable to reinstate the Employee because his position has been filled, and another senior position is not available, then as a special severance benefit, the Company shall pay a lump-sum severance payment equal to the amount that would have been paid to the Employee under the remaining term of this Agreement based on the Employee's base salary as in effect immediately prior to the commencement of the Employee's leave of absence. If the Employee is not certified to return to work before his leave of absence expires, or does not desire to return, his employment and this Agreement shall terminate upon the expiration of his leave of absence.

  In the event that the disability insurance as contemplated by Section 3E above is not in force for any reason whatsoever, then the Company shall pay to the Employee an amount equal to the amount that would have been paid to the Employee under the remaining term of this Agreement based on the Employee's latest base salary and bonus as in effect immediately prior to the commencement of the Employee's disability, but such payment shall cease when the Employee returns to his employment with the Company.

        C.    Disability Defined.

(1)    For all purposes of this Agreement, Employee shall be deemed to have become disabled if, as a consequence of physical illness, accident or mental or emotional illness or disability, unless otherwise agreed to between the Employee and the Company, (i) in the judgment of the Company’s Board of Directors he shall have failed to attend to 100% of his regular duties as an employee of the Company for 180 cumulative days during any period of 365 days or (ii), a licensed physician or licensed mental health care practitioner certifies in writing that he shall be unable to attend to 100% of his regular duties as an employee of the Company for a period of not less than 180 consecutive days. Where a licensed physician or licensed medical health practitioner renders a written opinion certifying Employee’s disability, whether or not later challenged, the date of disability shall be the date of such opinion.

(2)    In the event the Company challenges the attending health care practitioner’s determination that Employee has become disabled, the Company may retain a competent health care practitioner to review the determination of disability, and Employee shall submit to an examination by the practitioner selected by the Company. In the event the practitioner chosen by the Company contests the determination of disability, he and Employee’s attending practitioner shall select a third practitioner who shall examine employee (and who shall submit thereto), and the opinion of the majority of the three examining practitioners shall be conclusive with respect to Employee’s disability.

        D.    Dismissal for Cause. The Company may at any time terminate Employee’s employment hereunder for cause for any one or more of the following reasons:

(1)    Employee’s continued or repeated failure, neglect or refusal to perform his duties hereunder or his repeated or continued refusal to comply with such proper, reasonable and lawful rules, regulations, policies, directions or restrictions as may be established in writing by the Board of Directors;

(2)    Employee’s commission of any willful, intentional or grossly negligent act having the effect of materially injuring the reputation or business of the Company;

(3)    Employee’s continued or repeated absence from the Company, unless such absence is the result of Employee’s sickness, vacation, permitted leave of absence or disability;

(4)    Employee’s conviction of a felony; or

(5)    Employee’s misappropriation of the Company’s assets;

provided that (i) in the event Employee engages in any conduct described in subsection D(1) above, that the conduct continues for a period of 30 days following receipt by Employee of written notice of the same and that the Company thereafter promptly terminates Employee’s employment, or (ii) in the event Employee engages in any conduct described in subsections D(2) – (5) above, that the Company terminates Employee’s employment within 30 days of the date upon which the Board of Directors first received written notice of Employee’s misconduct. Upon such termination, Employee’s employment and all obligations of the Company hereunder (other than obligations with respect to the payment of accrued and unpaid salary and reimbursable expenses) shall forthwith terminate.

E.    Termination Without Cause: The Company in its sole discretion may terminate this Agreement without cause or prior warning immediately upon written notice to the Employee. For purposes of this Section 4E, any failure to renew this Agreement and any resignation following a substantial reduction in the Employee's salary, duties or responsibilities shall, at Employee’s election, constitute an involuntary termination without cause for the convenience of the Company. In the event of a termination under this Section 4E the Company shall pay all compensation owing for services rendered by the Employee prior to the date of termination, shall pay a lump-sum severance benefit equal to the amount that would have been paid to the Employee under the remaining term of this Agreement based on the Employee's base salary as in effect at the time of such termination, and shall continue to provide the Employee at Company expense all medical, disability and insurance benefits available to him at the time of termination that would have been paid to the Employee under the remaining term of this Agreement or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law. As an additional severance payment, if the Company has in effect at the time of any termination without cause under this Section 4E any bonus or incentive plan which provides for awards in cash and is based on the Company's revenues or results of operations for a fiscal year or other period, the Employee shall be entitled to the amount that would have been payable had Employee remained an employee through the end of the year for which the bonus is payable. The foregoing shall also apply to the annual bonus payable to the Employee pursuant to Section 3B. Such severance shall be payable at the same time, and computed on the same terms, as awards under the plan in question, except for periods of service. In addition, any termination under this Section 4E shall constitute a termination for the convenience of the Company and shall extend the post-termination exercise period for all stock options granted to the Employee under the Company's stock option and other benefit plans so that such options will be exercisable for the longer of five (5) years following the date of termination or any longer period provided in such plan. Such payments and benefits shall not entitle the Employee to any other benefits or compensation program available to Company employees.

F.    Termination Following Change In Control: Notwithstanding anything to the contrary in this Agreement, if either the Company elects to terminate the Employee without cause pursuant to Section 4E within ninety (90) days before or twenty four (24) months after a change in control or the Employee elects to resign with good reason, within twenty-four (24) months after a change in control of the Company, then as a severance benefit and in lieu of all compensation or damages the Company shall (i) pay the Employee a lump sum equal to four (4) times the average of the annual base salary plus bonuses paid to the Employee during each of the three years prior to the time of such termination or resignation, (ii) continue to provide the Employee at Company expense all medical, disability and insurance benefits available to him at the time of such termination or resignation for a period of forty-eight (48) months after such termination or resignation, or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law, (iii) accelerate the vesting of all unvested stock options granted to the Employee under the Company's stock option or other benefit plans so that all such stock options will vest and be fully exercisable on the date of such termination or resignation, and (iv) extend the post-termination exercise period for all stock options granted to the Employee under the Company's stock option and other benefit plans so that all such stock options will be exercisable for the longer of sixty (60) months after the date of such termination or resignation or any longer post-termination exercise period provided in such plan. For purposes of this subsection, the term "change in control" shall mean any change in control that the Company would be required to report in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, a change in control shall also be deemed to have occurred if (i) any "person" as defined in Section 13(d) and 14(d) of the Exchange Act is or becomes, directly or indirectly, the "beneficial owner" as defined in Rule 13 (d-3) under the Exchange Act of securities of the Company which represent forty percent (40.0%) or more of the combined voting power of the Company's then outstanding securities, but excluding from such "person" Israel Mayer Stein, his estate, affiliates or successors; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of said two (2) year period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board, unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors who were in office at the beginning of said two year period, whether such individuals who were directors of the Company at the beginning of said two (2) year period are still directors at the time such approval is sought. For purposes of this subsection, the Employee shall be deemed to have resigned if he so elects "with good reason", if he does so following a change in control as a result of the Company having done any or all of the following without the Employee's express written consent: (i) assigned the Employee different duties or changed the working environment, (ii) failed to provide administrative and secretarial support (iii) made changes in his reporting responsibilities, title, or office that are substantially inconsistent with the Employee's duties, responsibilities, titles, or offices immediately prior to the change in control; (iv) reduced the Employee's base salary from that in effect at the time of the change in control; (v) failed to continue any bonus plan in substantially the same form as it existed prior to the change in control and the Company has not given the Employee an equivalent benefit; (vi) required the Employee to be based more than five (5) miles from his present office location, except for required travel consistent with the Employee's present business travel obligations and subject to Section 1 above; (vii) failed to continue any plan or program for compensation, employee benefits, stock purchase or ownership, life insurance, group medical, disability, or vacation in substantially the same form as immediately prior to the change in control, or otherwise made any material reduction in the Employee's fringe benefits, and the Company has not given the Employee an equivalent benefit, or (viii) failed to obtain the assumption of this Agreement by any successor to the Company. The Employee shall not be entitled to the benefits of this Section 4F if this Agreement and his employment are terminated pursuant to Section 4A, B or D. If the Employee institutes legal proceedings to enforce any provision of this Section 4F or any other provision of this Agreement providing rights or benefits after a change of control, he shall be entitled to recover from the Company all costs, fees and expenses of such proceeding if he is the prevailing party

G.    Company's Obligations Under This Agreement Exclusive: The benefits set forth in subsections A through F above (which benefits, in the event of termination pursuant to subsections A, B, D, E or F, include payment for services rendered prior to termination as provided in such subsection), as applicable, constitute the sole obligations of the Company to the Employee upon a termination and, assuming the same are paid when and as provided for herein, are in lieu of any damages or other compensation that the Employee may claim under other Company policies in connection with this Agreement. The benefits on termination in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. Any payments under this Agreement relating to any incentive or bonus plan are expressly acknowledged to be benefits under this Agreement and not an interpretation or modification of any such plan.

H.    Resignation As Officer and Director: In the event of any termination pursuant to this Section 4, the Employee shall be deemed to have resigned as an officer and director of the Company if he was serving in such capacity at the time of termination.

5.    Confidentiality: The Employee acknowledges and agrees that he has been and will continue to be entrusted with trade and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint venturers, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

A.    During the entire term of his employment with the Company and for one year thereafter, the Employee shall not disclose or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

B.    During the entire term of his employment by the Company and for one year thereafter, the Employee shall not directly or indirectly solicit any actual or potential customer of the Company for any business that competes directly or indirectly with the Company, except for the sole benefit of the Company or with its express written consent.

C.    During the entire term of his employment by the Company and for one year thereafter, the Employee shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.

D.    In the event any provision in this Section 5 is more restrictive than allowed by the law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law.

E.    The Employee acknowledges and agrees that any violation of this Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of such damage caused to the Company. The Employee therefore agrees that the Company's remedies at law are inadequate, and hereby consents to issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this subsection, without limiting any remedies the Company may have at law or in equity.

6.    Inventions: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets directly related to the business of the Company that are developed or perfected by the Employee during the course of his employment with the Company shall constitute the sole and exclusive property of the Company. The Employee shall disclose all such matters to the Company, assign all right, title and interest he may have in them, and cooperate with the Company in obtaining and perfecting any such patent, copyright, trademark, or other legal protection.

7.    Conflict Of Interest: During the term of this Agreement, the Employee shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual competition with the business of the Company, except with the express written consent of the Board of Directors.

8.    Employee Benefit Plans: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of the Employee and the Company, and is not intended to create an employee benefit plan or to modify the term of existing plans.

9.    Parachute Limitation: If the payments and benefits the Employee is entitled to under this Agreement and all other contracts, arrangements, or programs upon a change in control shall, in the aggregate, exceed the maximum amount that may be paid to the Employee without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors (the "280G Ceiling"), then the cash amounts paid to the Employee shall be increased to the extent necessary to compensate the Employee for all excise taxes resulting from exceeding the 280G Ceiling, and all income and other taxes due on such increased amounts, until the Employee has received all amounts he would have received if no excise taxes were due under the 280G Ceiling.

10.    Assignment: This Agreement may not be assigned by the Employee, but may be assigned by the Company to any successor in interest to its business. In the event the Company does not survive any merger, acquisition, or other reorganization, it shall obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as the Employee's heirs, executors, administrators, and legal representatives.

11.    Notices: All notices required by this Agreement may be delivered by first class mail at the following addresses:

  To the Company:

  NOVITRON INTERNATIONAL, INC.
  One Gateway Center, Suite 411
  Newton, MA 02458 ATT: Compensation Committee

  To the Employee:

  Israel M. Stein MD
  17 Edge Hill Road
  Chestnut Hill, MA 02467

12.    Amendment. This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

13.    Choice Of Law: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and their courts shall have jurisdiction thereon.

14.    Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

15.    Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

16.    Complete Agreement: This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including the Employee's previous employment contracts, which shall have no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of October, 2001.

"The Employee"                                                                                                          "The Company"

ISRAEL M. STEIN, M.D.                                                                                          NOVITRON INTERNATIONAL, INC.